Exhibit 99.1

Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Graphic Packaging Holding Company Reports First Quarter 2015 Results
First Quarter Highlights

•	Q1 Adjusted Earnings per Diluted Share increased $0.04 to $0.17 from $0.13 in the prior year period.

•	Q1 Adjusted EBITDA increased 15.0% to $181.3 million from $157.6 million in the prior year period.

•	Q1 Adjusted EBITDA margin increased 330 basis points to 18.0% from 14.7% in the prior year period.

ATLANTA, GA, April 23, 2015. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of paper-based packaging solutions to food, beverage and other consumer products companies, today reported Net Income for first quarter 2015 of $55.1 million, or $0.17 per share, based upon 331.9 million weighted average diluted shares. This compares to first quarter 2014 Net Income of $35.2 million, or $0.11 per share, based on 330.3 million weighted average diluted shares.
Including the tax impact, first quarter 2015 Net Income was negatively impacted by $1.6 million of Charges Associated with Business Combinations and Other Special Charges. When adjusting for these charges, Adjusted Net Income for the first quarter of 2015 was $56.7 million, or $0.17 per diluted share. This compares to first quarter 2014 Adjusted Net Income of $44.5 million or $0.13 per diluted share.

“We continue to perform well in a difficult operating environment, as demand in some of our key end-use markets remains challenged,” said Chairman, President and CEO David Scheible. “We produced over 20,000 more tons in our U.S. mills and sold nearly 57,000 more net tons through our global system as compared to the first quarter last year. The sales volume growth was driven through acquisitions, new product launches and substrate substitution. Overall, we achieved a $24 million increase in Adjusted EBITDA over last year’s first quarter primarily driven from our global performance initiatives and a $15 million favorable year-over-year weather benefit, resulting in a 4 cent increase in Adjusted Earnings per Diluted Share to 17 cents.”

Net Sales
Net Sales decreased 6.0% to $1,008.2 million in the first quarter of 2015, compared to $1,072.7 million in the prior year period. Excluding $113.9 million of sales in the prior year period from divested businesses, Adjusted Net Sales increased $49.4 million or 5.2%. The increase was driven by $76.2 million of improved volume/mix and $2.2 million of higher pricing. The sales increase was partially offset by $29.0 million of unfavorable foreign exchange rates.
Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations by segment for the first quarter of 2015 and each quarter of 2014.

EBITDA
EBITDA for first quarter 2015 was $179.1 million, or $29.3 million higher than the first quarter of 2014. When adjusting for Charges Associated with Business Combinations and Other Special Charges, Adjusted EBITDA increased 15.0% to $181.3 million in the first quarter of 2015 from $157.6 million in the first quarter of 2014. When comparing against the prior year quarter, Adjusted EBITDA in the first quarter of 2015 was positively impacted by $28.4 million of improved net operating performance vs. the weather impacted first quarter of 2014, $10.8 million of favorable volume/mix, $2.2 million of higher pricing and $2.7 million of commodity cost deflation. These benefits were partially offset by $7.8 million of unfavorable foreign exchange rates, $7.5 million in other costs, primarily for labor and benefits, and $5.1 million of EBITDA from divested businesses.

Other Results
Total Net Debt at the end of the first quarter 2015 was $2,062.5 million, or $169.8 million higher than at the end of 2014. In addition to a normal first quarter seasonal build in working capital, the Company used funds in the first quarter to acquire the folding carton converting and paperboard mill assets of Cascades’ Norampac Division and Rose City Printing and Packaging, Inc.
The Company's March 31, 2015 Net Leverage Ratio dropped to 2.81 times Adjusted EBITDA from 3.27 times Adjusted EBITDA at the end of the first quarter of 2014. At March 31, 2015, the Company had available domestic liquidity of $902.4 million, including the undrawn availability under its $1.25 billion domestic revolving credit facility.
Net Interest Expense was $16.9 million in first quarter 2015, compared to $20.4 million in first quarter 2014. The decrease was due to both lower debt balances and lower overall interest rates.
Capital expenditures for first quarter 2015 were $60.7 million, compared to $59.3 million in the first quarter of 2014.
First quarter 2015 Income Tax Expense was $33.6 million compared to $24.8 million in the first quarter of 2014. As of March 31, 2015, the Company had approximately $633 million of NOLs for U.S. federal income tax purposes, which may be used to offset future taxable income.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Sales, Total Net Debt and Net Leverage Ratio is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (April 23, 2015) to discuss the results of first quarter 2015. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID #18695656). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, assessments regarding the use of the Company's NOLs are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2015	2014
Net Sales	$1,008.2	$1,072.7
Cost of Sales	818.6	885.7
Selling, General and Administrative	85.4	100.9
Other Income, Net	(3.3)	(1.4)
Restructuring and Other Special Charges	2.2	7.8
Income from Operations	105.3	79.7
Interest Expense, Net	(16.9)	(20.4)
Income before Income Taxes and Equity Income of Unconsolidated Entities	88.4	59.3
Income Tax Expense	(33.6)	(24.8)
Income before Equity Income of Unconsolidated Entities	54.8	34.5
Equity Income of Unconsolidated Entities	0.3	0.3
Net Income	55.1	34.8
Net Loss Attributable to Noncontrolling Interests	—	0.4
Net Income Attributable to Graphic Packaging Holding Company	$55.1	$35.2

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic and Diluted	$0.17	$0.11

Weighted Average Number of Shares Outstanding - Basic	329.6	327.6
Weighted Average Number of Shares Outstanding - Diluted	331.9	330.3

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	March 31, 2015	December 31, 2014

ASSETS

Current Assets:
Cash and Cash Equivalents	$43.4	$81.6
Receivables, Net	483.1	408.3
Inventories, Net	563.3	521.8
Deferred Income Tax Assets	179.4	177.2
Other Current Assets	43.5	32.0
Total Current Assets	1,312.7	1,220.9
Property, Plant and Equipment, Net	1,562.2	1,546.8
Goodwill	1,176.8	1,118.1
Intangible Assets, Net	378.8	385.6
Other Assets	62.8	59.9
Total Assets	$4,493.3	$4,331.3

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$35.0	$32.2
Accounts Payable	435.4	424.9
Other Accrued Liabilities	206.8	219.6
Total Current Liabilities	677.2	676.7
Long-Term Debt	2,070.9	1,942.1
Deferred Income Tax Liabilities	345.3	309.3
Other Noncurrent Liabilities	385.8	390.9

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 328,835,698 and 327,044,500 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	3.3	3.3
Capital in Excess of Par Value	1,778.6	1,796.5
Accumulated Deficit	(416.8)	(452.9)
Accumulated Other Comprehensive Loss	(351.0)	(334.6)
Total Shareholders' Equity	1,014.1	1,012.3
Total Liabilities and Shareholders' Equity	$4,493.3	$4,331.3

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
In millions	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$55.1	$34.8
Non-cash Items Included in Net Income:
Depreciation and Amortization	68.1	67.0
Deferred Income Taxes	29.9	23.2
Amount of Postretirement Expense (Less) Greater Than Funding	(8.1)	0.5
Loss on the Sale of Assets	—	5.9
Other, Net	10.7	13.2
Changes in Operating Assets and Liabilities	(128.0)	(114.7)
Net Cash Provided by Operating Activities	27.7	29.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(60.7)	(59.3)
Acquisition of Businesses, Net of cash acquired	(116.6)	—
Proceeds Received from the Sale of Assets, Net of Selling Costs	—	70.7
Other, Net	(0.1)	(0.5)
Net Cash (Used in) Provided by Investing Activities	(177.4)	10.9

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	(4.0)	—
Payments on Debt	(6.3)	(15.4)
Borrowings under Revolving Credit Facilities	396.7	267.3
Payments on Revolving Credit Facilities	(251.3)	(294.2)
Repurchase of Common Stock related to Share-Based Payments	(20.1)	(15.8)
Other, Net	—	(0.5)
Net Cash Provided by (Used in) Financing Activities	115.0	(58.6)
Effect of Exchange Rate Changes on Cash	(3.5)	0.3
Net Decrease in Cash and Cash Equivalents	(38.2)	(17.5)
Cash and Cash Equivalents at Beginning of Period	81.6	52.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43.4	$34.7

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations, sale or shutdown of assets, other special (credits) charges and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended
	March 31,
In millions, except per share amounts	2015	2014
Net Income Attributable to Graphic Packaging Holding Company	$55.1	$35.2
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	—	(0.4)
Income Tax Expense	33.6	24.8
Equity Income of Unconsolidated Entities	(0.3)	(0.3)
Interest Expense, Net	16.9	20.4
Depreciation and Amortization	73.8	70.1
EBITDA	179.1	149.8
Loss on Sale of Assets	—	5.8
Charges Associated with Business Combinations and Other Special Charges	2.2	2.0
Adjusted EBITDA	$181.3	$157.6

Net Income Attributable to Graphic Packaging Holding Company	$55.1	$35.2
Loss on Sale of Assets	—	5.8
Charges Associated with Business Combinations and Other Special Charges	2.2	2.0
Tax Impact of Non-recurring Items	(0.6)	1.5
Adjusted Net Income	$56.7	$44.5

Adjusted Earnings Per Share - Basic	$0.17	$0.14
Adjusted Earnings Per Share - Diluted	$0.17	$0.13

	Three Months Ended
	March 31,
In millions	2015	2014
Net Sales	$1,008.2	$1,072.7
Net Sales related to divestitures	—	(113.9)
Adjusted Net Sales	$1,008.2	$958.8

Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	18.0%	14.7%

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	March 31,	March 31,	December 31,
In millions	2015	2014	2014
Net Income Attributable to Graphic Packaging Holding Company	$109.6	$146.9	$89.7
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	(0.3)	—	(0.7)
Income Tax Expense	54.2	68.5	45.4
Equity Income of Unconsolidated Entities	(1.7)	(1.5)	(1.7)
Interest Expense, Net	77.2	95.1	80.7
Depreciation and Amortization	287.6	309.3	283.9
EBITDA	526.6	618.3	497.3
Loss on Sale of Assets, Net	174.3	—	180.1
Charges Associated with Business Combinations and Other Special Charges	19.2	20.8	19.0
Loss on Modification or Extinguishment of Debt	14.4	27.1	14.4
Adjusted EBITDA	$734.5	$666.2	$710.8

	March 31,	March 31,	December 31,
Calculation of Net Debt:	2015	2014	2014
Short-Term Debt and Current Portion of Long-Term Debt	$35.0	$79.0	$32.2
Long-Term Debt	2,070.9	2,132.2	1,942.1
Less:
Cash and Cash Equivalents	(43.4)	(34.7)	(81.6)
Total Net Debt	$2,062.5	$2,176.5	$1,892.7

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	2.81	3.27	2.66

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2015
Net Tons Sold (000's)
Paperboard Packaging	681.1

Net Sales ($ Millions):
Paperboard Packaging	$1,008.2

Income from Operations ($ Millions):
Paperboard Packaging	$105.3

2014
Net Tons Sold (000's)
Paperboard Packaging	624.2	654.4	679.4	666.1
Flexible Packaging	**	**	**	**

Net Sales ($ Millions):
Paperboard Packaging	$964.7	$1,009.1	$1,050.0	$1,001.1
Flexible Packaging	108.0	107.6	—	—
Total	$1,072.7	$1,116.7	$1,050.0	$1,001.1

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$87.0	$119.3	$112.3	$95.3
Flexible Packaging	(7.3)	(172.2)	—	(6.6)
Total	$79.7	$(52.9)	$112.3	$88.7
** Not meaningful